Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

UniFirst Corporation (the “Company”) and Kelly Rooney (the “Executive”) hereby agree that this Separation Agreement and General Release (the “Agreement”) sets forth their complete agreement and understanding regarding the separation of Executive’s employment with the Company.

1. Separation Date. Executive’s employment with the Company will end effective September 11, 2026 (the “Separation Date”). As of the Separation Date, Executive will have resigned from all of Executive’s positions (as a director, manager, officer, employee or otherwise) at the Company. The Separation Date will be the termination date of Executive’s employment for purposes of active participation in and coverage under all employee benefit plans sponsored by or through the Company. On the Separation Date, the Company will provide Executive with a final paycheck that includes Executive’s earned wages through the Separation Date and accrued and unused vacation (if any), less applicable taxes and withholdings, and any business expense reimbursements reported by Executive and approved by the Company.

2. Consideration. In consideration of the releases and covenants by Executive in this Agreement, the Company agrees to waive any right it may have, as a result of Executive’s resignation from the Company, to the repayment by the Executive to the Company of any cash amounts previously paid to the Executive.

3. General Release of Claims. In exchange for the consideration described in Section 2 above, Executive hereby, as of the date of full execution of this Agreement, waives all known and unknown claims available under federal, state or local law against UniFirst Corporation and its subsidiaries, affiliates, directors, employees, agents, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, insurers and reinsurers of such plans) past, present, and future, their heirs, executors, administrators, representatives, successors and assigns (collectively, the “Releasees”), including, but not limited to, all claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, Section 806 of the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, the Massachusetts Fair Employment Practices Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Minimum Fair Wage Act, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, the Massachusetts Right to Freedom from Sexual Harassment Law, the Massachusetts Parental Leave Act, the Massachusetts Paid Family and Medical Leave Act, the Massachusetts Privacy Act, as well as wrongful termination claims, breach of contract and promissory estoppel claims, breach of the implied covenant of good faith and fair dealing claims, discrimination claims, harassment claims, hostile work environment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation claims, tortious interference with contract or prospective contract claims, civil conspiracy claims, intentional infliction of emotional distress claims, personal injury, pain, suffering, loss of enjoyment of life and all other non-economic damages claims, any other tort claims, and any and all other claims whether sounding in equity, contract or tort, as well as claims for attorneys’ fees and costs.

In waiving and releasing any and all claims against the Releasees, to the fullest extent permitted by law, whether or not now known to Executive, Executive understands that this means that if she later discovers facts different from or in addition to those facts currently known by her, or believed by her to be true, the waivers and releases of this Agreement will remain in effect in all respects despite such different or additional facts and her later discovery of such facts, even if she would not have agreed to this Agreement if she had prior knowledge of such facts.

The only claims that are not being waived or released by Executive are claims for violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, cannot be waived; previously vested benefits under any Company-sponsored benefits or compensation (e.g., equity or equity based compensation) plan; rights to indemnification, exculpation, contribution or D&O insurance coverage, and any wrongful act or omission occurring after the date Executive signs this Agreement.

4. Addendum to General Release for Age Claims. In addition to all other claims released for the consideration described in Section 2 above, Executive hereby waives all claims available against the Company and the Releasees under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

5. Acknowledgement of Voluntariness and Time to Review. Executive acknowledges that:

•	she read this Agreement and she understands it;

•	she is signing this Agreement voluntarily in order to release her claims against the Company and the Releasees in exchange for benefits greater than she would otherwise have received;

•	she was offered at least 21 days to consider her choice to sign this Agreement;

•	the Company advises her to consult with an attorney;

•

she knows that she can revoke this Agreement within 7 days of signing it and that the Agreement does not become effective until that 7-day period has passed. To revoke, contact Michael Patrick, SVP and General Counsel, at michael_patrick@unifirst.com; and

•	she agrees that changes to this Agreement before its execution, whether material or immaterial, do not restart her time to review the Agreement.

6. Covenants. Executive acknowledges and agrees to the following:

(a) Promise Not to Sue: Executive promises not to sue the Company or any of the Releasees with respect to any claim released by this Agreement. If Executive does sue the Company or any of the Releasees in breach of this promise, Executive will pay the Company or the Releasees for their attorneys’ fees and costs in defending against such a claim.

(b) Return of Company Property: On or before the Separation Date, Executive promises to return to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, mobile devices, laptops, thumb drives, and any other property of the Company in Executive’s possession or control.

This Section does not, in any way, restrict or impede Executive from exercising protected rights, including rights under the National Labor Relations Act (NLRA), or the federal securities laws, including the Dodd-Frank Act, to the extent that these rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

7. Additional Representations. Executive has been paid all compensation, benefits, and other amounts that the Company owed to Executive. Executive has submitted a request for reimbursement for all amounts for which Executive is entitled to receive reimbursement from the Company. Executive acknowledges that the Company has no obligation to pay any additional amounts to Executive, including, without limitation, any amount or benefit under the Company’s Executive Employment Plan or in connection with the Company’s potential merger with Cintas Corporation, any severance payment or benefit, any bonus payment, whether retention or otherwise, including, without limitation, any bonus payment for the Company’s 2026 or 2027 fiscal years, or any unvested equity incentive award or unvested amounts under the Company’s Deferred Compensation Plan.

8. Reports to Government Entities. Nothing in this Agreement, including the Release of Claims clause, restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, Executive is waiving her right to receive any individual monetary relief from the Company or the Releasees resulting from such claims or conduct, regardless of whether she or another party has filed them, and if she obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Executive does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and she does not need to notify the Company that she has engaged in such conduct.

9. Non-Admission of Liability. This Agreement and the fact that it was offered are not and shall not in any way be construed as admissions by the Company or the Releasees that they violated any federal, state or local law, or other statute or regulation or common law, or any other legal or equitable obligation they have or ever had to Executive or any other person, or that they acted wrongfully with respect to Executive or to any other person, or that Executive has any rights whatsoever against the Company or the Releasees. The Company and the Releasees specifically disclaim any liability to or wrongful acts against Executive or any other person.

10. Cooperation. Executive agrees to cooperate reasonably and in good faith with the Company in connection with any and all claims, lawsuits, arbitrations, investigations, regulatory inquiries, or other proceedings relating to any alleged acts or omissions during Executive’s employment with the Company, or any matter in which Executive was involved, or of which Executive has knowledge. Executive’s cooperation in connection with such matters, actions, and claims shall include, without limitation, being available, at reasonable times and after reasonable notice to meet with the Company or its agents regarding matters in which Executive was involved; to prepare for any proceeding (including, without limitation, depositions, consultations, discovery, or trial); to assist with any legal proceeding or other inquiry, to act as a witness in connection with any litigation or other legal proceeding affecting the Company, and Executive shall sign any and all truthful and accurate documents for which Executive’s signature may be needed in connection with any charge, complaint, or other action, or Executive’s employment with the Company, including, without limitation, any regulatory filings. Executive will not be entitled to any further compensation for such cooperation; however, the Company will reimburse Executive for reasonable out-of-pocket expenses actually incurred in connection with Executive’s cooperation and should such cooperation exceed 20 hours for any specific matter, action, or claim, the Company will compensate Executive for such time cooperating in a reasonable amount determined by the Company in good faith. Executive further agrees that should she be contacted (directly or indirectly) by any person or entity adverse to the Company, Executive shall use commercially reasonable efforts to promptly notify the Company of such contact in writing.

11. Miscellaneous.

(a) Complete Agreement: This Agreement is the entire agreement relating to any claims or future rights that Executive has or might have with respect to the Company and the Releasees. The headings contained in this Agreement are for convenience and will not affect the meaning or interpretation of this Agreement. Notwithstanding the foregoing, nothing in this Agreement alters or amends the terms of the restrictive covenants set forth in Executive’s Employment and Restrictive Covenants Agreement, signed by Executive on August 27, 2024, or the Non-Disclosure Agreement, signed by Executive on August 27, 2024, which remain in full force and effect in accordance with their terms and applicable law.

(b) Counterparts: This Agreement may be signed in one or more counterparts or multiple originals, each of which will be an original but all of which together will constitute one and the same document. The parties agree that facsimile and electronic signatures have the same force and effect as original signatures.

(c) Waiver: No waiver of any provision of this Agreement will be binding unless reduced to writing and signed by the waiving party. No such waiver of any provision of this Agreement shall waive of any other provision of this Agreement or constitute a continuing waiver.

(d) Amendments: This Agreement only may be amended by a written agreement that the Company and Executive both sign.

(e) Heirs and Assigns: This Agreement binds each of the parties as well as their heirs, beneficiaries, trustees, administrators, executors, and legal representatives, and shall inure to my benefit and the benefit of the Releasees, and their respective heirs, beneficiaries, trustees, administrators, executors, assigns, and legal representatives. Executive will not assign any of her rights or obligations under this Agreement, but the Company may assign its rights and delegate its duties hereunder in whole or in part to any affiliate of the Company or to any transferee of all or a portion of the assets or business to which this Agreement relates.

(f) Effect of Void Provision: If the Company or Executive successfully asserts that any provision in this Agreement is void, the rest of the Agreement will remain valid and enforceable; provided, however, that if the Company asks Executive to sign a new document containing a legal and enforceable replacement provision, Executive promises that Executive will do so to the extent such document and provision are reasonable and requested in good faith.

Signatures on following page.

YOU MAY NOT MAKE ANY CHANGES TO THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY, AND THE COMPANY ADVISES YOU TO DISCUSS IT WITH YOUR ATTORNEY. YOU HAVE 21 CALENDAR DAYS FOLLOWING THE DATE ON WHICH YOU RECEIVED THIS AGREEMENT TO CONSIDER IT AND DELIVER A SIGNED COPY OF IT TO MICHAEL PATRICK AT MICHAEL_PATRICK@UNIFIRST.COM, ALTHOUGH YOU ARE FREE TO SIGN AND DELIVER IT ANYTIME WITHIN THAT PERIOD. BY SIGNING IT, YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

YOU MAY RESCIND THIS AGREEMENT. TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE STATING THAT YOU ARE RESCINDING THIS AGREEMENT TO MICHAEL PATRICK AT MICHAEL_PATRICK@UNIFIRST.COM BEFORE SEVEN CALENDAR DAYS EXPIRE FROM THE TIME YOU SIGNED IT. IF YOU RESCIND THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE BENEFITS DESCRIBED IN IT THAT ARE CONTINGENT ON YOUR ENTERING INTO AND NOT RESCINDING THIS AGREEMENT.

THIS AGREEMENT MUST NOT BE SIGNED BEFORE THE SEPARATION DATE.

UniFirst Corporation:

/s/ Steven S. Sintros	Date: September 11, 2026

Kelly Rooney:

/s/ Kelly Rooney	Date: September 11, 2026

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